AMENDMENT TO
                              MANAGEMENT AGREEMENT

      This Amendment dated as of May 1, 2005, is to the Management Agreement made as of the 26th day of February, 1992, as amended August 1, 1995, (the "Agreement") by and between Franklin Municipal Securities Trust, a Delaware statutory trust (the "Trust"), on behalf of FRANKLIN CALIFORNIA HIGH YIELD MUNICIPAL BOND FUND AND FRANKLIN TENNESSEE MUNICIPAL BOND FUND (the "Funds"), series of the Trust, and Franklin Advisers, Inc., a California corporation, (the "Manager").

                                   WITNESSETH:

      WHEREAS, both the Manager and the Trust wish to amend Paragraph 4A of the Agreement; and

      WHEREAS, the Board of Trustees of the Trust, including a majority of the Independent Trustees of the Trust present in person, approved the following amendment at a meeting on April 19, 2005.

      NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree to amend Paragraph 4A of the Agreement to read as follows:

      A. For purposes of calculating such fee, the value of the net assets of the Funds shall be determined in the same manner as that Fund uses to compute the value of its net assets in connection with the determination of the net asset value of its shares, all as set forth more fully in the Trust's current prospectus and statement of additional information. The rate of the management fee payable by each of the Funds shall be calculated daily at the following annual rates:

           0.625% of the value of net assets up to and including $100,000,000; and 0.500% of the value of net assets over $100,000,000 and not over $250,000,000; and 0.450% of the value of net assets over $250,000,000 and not over $10 billion; and 0.440% of the value of net assets over $10 billion and not over $12.5 billion; and 0.420% of the value of net assets over $12.5 billion and not over $15 billion; and 0.400% of the value of net assets over $15 billion and not over $17.5 billion 0.380% of the value of net assets over from $17.5 billion and not over $20 billion; and 0.360% of the value of net assets in excess of $20 billion.

      IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.


FRANKLIN MUNICIPAL SECURITIES TRUST


By:
   /s/MURRAY L. SIMPSON
     ------------------
      Murray L. Simpson
      Vice President and Secretary


FRANKLIN ADVISERS, INC.


By:/s/MARTIN L. FLANAGAN
   ---------------------
      Martin L. Flanagan
      President